UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 20, 2011

AGY HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	335-150749	20-0420637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2556 Wagener Road Aiken, South Carolina		29801
(Address of principal executive offices)		(Zip Code)

(888) 434-0945

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective December 20, 2011, Douglas J. Mattscheck has resigned as Chief Executive Officer, President and Director of AGY Holding Corp. (the “Company”). Pursuant to the terms of a separation agreement among the Company, its parent, KAGY Holding Company, Inc. (“KAGY”), and Mr. Mattscheck, the Company provided Mr. Mattscheck severance and other benefits substantially on the terms set forth in his employment agreement. In addition, Mr. Mattscheck will retain the 200,000 shares of KAGY’s common stock held by him as well as an option to purchase up to an additional 100,000 shares of KAGY common stock pursuant to, and subject to the terms of, the outstanding option award granted to him in 2006 and the related equity incentive plan.

(c) and (e) Effective December 20, 2011, Richard Jenkins was appointed to serve as Interim Chief Executive Officer of the Company and Tom Skidmore was appointed to serve as Interim Executive Vice President of Operations. In addition, effective as of December 20, 2011, the Company entered into an agreement with Alvarez & Marsal Private Equity Performance Improvement Group, LLC (“Alvarez & Marsal”), a global professional services firm, specializing in providing interim management and corporate advisory services, regarding Messrs. Jenkins and Skidmore’s service as Interim Chief Executive Officer and Interim Executive Vice President of Operations.

Under the terms of the agreement with Alvarez & Marsal, during their respective service at the Company, Messrs. Jenkins and Skidmore will continue to be employed by Alvarez & Marsal and will not receive any compensation directly from the Company or participate in any of the Company’s employee benefit plans. The Company will instead pay Alvarez & Marsal an hourly rate of $700 per hour (up to a maximum of 220 hours per month) for the services provided by Mr. Jenkins and $600 per hour (up to a maximum of 220 hours per month) for the services provided by Mr. Skidmore and will reimburse Alvarez & Marsal for the reasonable out-of-pocket expenses of Messrs. Jenkins and Skidmore. The Company will also pay Alvarez & Marsal an additional amount equal to 3% of the amounts charged for the services of Messrs. Jenkins and Skidmore to cover miscellaneous internal expenses.

The agreement with Alvarez & Marsal may be terminated by either party at any time without cause by written notice to the other party, subject to the payment of fees and expenses incurred by Alvarez & Marsal through the effective date of termination. The agreement with Alvarez & Marsal also contains certain covenants, which, among other things, will restrict the Company, for a period of two years following the termination of the engagement, from soliciting, recruiting, hiring or otherwise engaging any employee of Alvarez & Marsal or any of its affiliates who worked on the Company’s engagement while employed by Alvarez & Marsal.

Mr. Jenkins, who is 46 years old, joined Alvarez & Marsal in 2001. While at Alvarez & Marsal, Mr. Jenkins has worked as Chief Financial Officer in various private companies and has also performed operational diligence and performance improvement in a broad array of industries including copper mining and smelting, medical products manufacturing, cellulose manufacturing and furniture manufacturing. Mr. Skidmore, who is 47 years old, joined Alvarez & Marsal in 2011 where he serves as Senior Director of Operations. Prior to joining Alvarez & Marsal, Mr. Skidmore served as Vice President of Strategic Development and Global Supply at the Affinia Group from July 2005 to October 2007, President of Skidmore Consulting from November 2007 to December 2009, and Director of Business Effectiveness at KPMG from January 2010 to September 2011.

In addition, effective as of December 20, 2011, the Board of Directors of the Company approved the promotion of Drew Walker to President of the Company and Mr. Walker was also elected to the Company’s Board of Directors. Mr. Walker, who is 47 years old, joined the Company as Vice President of Sales and Marketing in January 2005.

Under the terms of the new employment letter entered into between the Company and Mr. Walker, Mr. Walker’s annual base salary will be increased to $350,000 and he will be eligible to receive a target annual bonus equal to 100% of annual base salary, subject to performance targets and the provisions of a management incentive plan. Mr. Walker will also be granted an option to acquire 280,000 shares of KAGY’s common stock, subject to a four-year vesting schedule. In addition, the portion of Mr. Walker’s existing option award granted in 2006 that is unvested (representing an option to purchase 40,000 shares of KAGY common stock) will be accelerated such that Mr. Walker will be fully vested in his option to purchase 120,000 shares of KAGY common stock that was granted in 2006. Mr. Walker will remain eligible for general salaried benefits provided to employees of the Company and participation in a severance plan, which provides for severance under certain circumstances. Mr. Walker will receive a life insurance policy and monthly apartment and car allowances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGY HOLDING CORP.

Date: December 27, 2011	By:	/s/ C. Steven Smoot
Name: C. Steven Smoot
Title: Chief Financial Officer